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                                 ACE REIT, Inc.

                                      B.7.1

                          Certificate of Incorporation
                              Filed March 12, 1998














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                          CERTIFICATE OF INCORPORATION
                                       OF
                                 ACE REIT, INC.

         FIRST:  The name of the Corporation is ACE REIT, Inc.

         SECOND: The registered office of ACE REIT, Inc. in the State of Delaware is located at 800 King Street, Wilmington, County of New Castle, 19801, and its registered agent shall be the Corporation itself.

         THIRD: The purpose of the Corporation and the nature and objects of the business to be transacted, promoted, conducted or carried out are:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and maintain its status as a real estate investment trust ("REIT") within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code").

         FOURTH: The total number of shares of stock that the Corporation shall be authorized to issue is One Thousand (1,000) shares of Common Stock having a par value of One Dollar ($1.00) per share.

         FIFTH: The name and mailing address of the Incorporator of the Corporation is:

                       Name                  Address
                       ----                  -------

                Steven L. Biener             P.O. Box 6066
                                             Newark, DE 19714-6066

         SIXTH: The names and mailing addresses of the sole director who shall serve until the first annual meeting of stockholders or until his successor is elected and qualify is:

                       Name                   Address
                       ----                   -------

                Charles A. Mannix             P.O. Box 231
                                              Wilmington, DE 19899

         SEVENTH: The Board of Directors may make, add to, delete from, alter and repeal any By-law of the Corporation.


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         EIGHTH: No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director; provided, however, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Corporation shall indemnify its directors, officers, employees and agents against expenses, judgment, fines and amounts paid in settlement actually and reasonably incurred by them by reason of their serving in such capacity to the fullest extent permitted by the Delaware General Corporation Law.

         NINTH: The provisions of this Certificate of Incorporation are severable, and if the Board of Directors shall determine that any one or more of such provisions are in conflict with Part II, of Subchapter M, of Chapter 1 of Subtitle A of the Code or any other provision of the Code applicable to REITs, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Certificate of Incorporation, even without any amendment to this Certificate of Incorporation; provided, that such determination by the Board of Directors shall not affect or impair the remaining provisions of this Certificate of Incorporation or render invalid or improper any action taken or omitted prior to such determination. No director shall be liable for making or failing to make such a determination.

         I, the undersigned, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand and seal this 12th day of March, 1998.


                                       --------------------------------
                                       Steven L. Biener




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